Exhibit 99.1

Active Power Reports Second Quarter 2010 Results

Revenues Grow 142% Compared to Second Quarter 2009

AUSTIN, Texas (July 27, 2010) – Critical backup power systems manufacturer Active Power, Inc. (NASDAQ: ACPW) announced results for its second quarter ended June 30, 2010.

Q2 2010 Highlights:

•

Increased total revenues to $16 million, a $9.4 million or 142% increase, compared to second quarter of 2009. For the six months ended June 30, 2010, total revenues of $27.2 million increased by $9.4 million or 53% compared to the first six months of 2009.

•	Received orders during the quarter for $24 million, including $14 million in orders for containerized infrastructure solutions including PowerHouse systems.

•	Improved gross margins in second quarter 2010 to 27%, a 5% increase over the second quarter 2009.

•	Reduced operating losses by $2.0 million or 58% compared to second quarter of 2009

•	Increased OEM channel revenues by 39% from the first quarter of 2010 to $4.1 million, an increase of 59% compared to second quarter of 2009

•	Increased direct channel revenues in the second quarter by 138% over the second quarter of 2009

•

Shipped 99 high efficiency UPS systems at an average selling price of $79,000 per unit during the quarter, an increase over second quarter 2009 when Active Power shipped 55 systems at an average selling price of $72,000

•	Reduced cash used in operations by $2.3 million or 93% in first half of 2010 compared to 2009

Q2 2010 Financial Results:

Revenue for the quarter was $16.0 million, an increase of 44% from the first quarter of 2010 and an increase of 142% compared to the second quarter of 2009. For the six months ended June 30, 2010, total revenues of $27.2 million was 53% higher than the $17.8 million recorded for the same period in 2009.

Gross profit margin for the quarter was 27%, compared to 26% in the first quarter of 2010, and 22% in the second quarter of 2009.

Net loss was $1.5 million, or 2 cent per share. This compares to a net loss of $2.6 million or 4 cents per share in the first quarter of 2010, and a net loss of $3.5 million or 6 cents per share in the second quarter of 2009. For the six months ended June 30, 2010, net loss was $4.1 million or 5 cents per share compared to a net loss of $5.8 million or 10 cents per share in 2009.

Cash and investments decreased by $1.8 million during the quarter to $15.7 million at June 30, 2010, primarily due to increases in working capital to fund future revenue opportunities.

Management Commentary:

“Active Power has seen significantly higher sales and strong bookings this quarter,” said Jim Clishem, president and CEO, Active Power. “This increase in activity across all of our sales channels has allowed us to improve gross and operating margins and positions us to achieve substantial growth for 2010 compared to last year. This is particularly encouraging as we get closer to reaching and sustaining profitability.”

“We have had a substantial number of repeat orders, validating the effectiveness of our products and solutions to reduce energy costs and floor space requirements while improving reliability. This also confirms our market positioning and has enabled us to build long term relationships with major corporations worldwide. We expect our business to continue to grow and our financial results to continue to improve for the remainder of 2010 as we approach operating profitability.”

Outlook:

Active Power expects third quarter 2010 revenues between $15 million and $18 million. Third quarter earnings per share is expected to range between breakeven and a loss of 2 cents per share.

Conference Call:

Active Power will host a conference call today, Tuesday, July 27, 2010, at 11:00 a.m. (ET) to discuss its second quarter 2010 results. Investors and interested parties may listen live via Webcast here. A replay of the Webcast will be available until August 10, 2010, via Active Power’s Web site at www.activepower.com.

About Active Power

Active Power provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel based UPS systems protect critical operations in datacenters, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the third quarter of 2010, its future operating results and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009, its quarterly report on Form 10-Q for the quarter ended March 31, 2010 and its Current Reports on Form 8-K filed since such year ended. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Public Relations Manager
949-574-3860	512-744-9488
info@liolios.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Product revenue	$13,307	$5,207	$22,693	$14,916
Service and other revenue	2,740	1,423	4,471	2,857

Total revenue	16,047	6,630	27,164	17,773
Cost of goods sold:
Cost of product revenue	10,171	4,222	17,036	11,123
Cost of service and other revenue	1,514	933	2,915	1,913

Total cost of goods sold	11,685	5,155	19,951	13,036
Gross profit	4,362	1,475	7,213	4,737

Operating expenses:
Research and development	849	1,058	1,684	2,159
Selling and marketing	3,526	2,660	6,784	5,990
General & administrative	1,433	1,177	2,750	2,316

Total operating expenses	5,808	4,895	11,218	10,465

Operating loss	(1,446)	(3,420)	(4,005)	(5,728)

Interest expense, net	(26)	(18)	(52)	(28)

Other expense, net	(64)	(28)	(68)	(77)

Net loss	$(1,536)	$(3,466)	$(4,125)	$(5,833)

Net loss per share, basic & diluted	$(0.02)	$(0.06)	$(0.05)	$(0.10)
Shares used in computing net loss per share, basic & diluted	79,656	62,424	75,540	61,349

Comprehensive loss:
Net loss	$(1,536)	$(3,466)	$(4,125)	$(5,833)
Translation gain (loss) on subsidiaries in foreign currencies	(98)	253	(259)	235
Unrealized gain on investments in marketable securities	—	—	—	2

Comprehensive loss	$(1,634)	$(3,213)	$(4,384)	$(5,596)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	June 30 2010	December 31 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,714	$7,489
Accounts receivable, net	10,643	11,529
Inventories	7,081	6,629
Prepaid expenses and other	358	418

Total current assets	33,796	26,065
Property and equipment, net	2,208	2,903
Deposits and other	392	376

Total assets	$36,396	$29,344

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$6,026	$5,155
Accrued expenses	5,460	4,957
Deferred revenue	2,189	1,713
Revolving line of credit	2,559	2,559

Total current liabilities	16,234	14,384

Long-term liabilities	629	468
Stockholders’ equity:
Common stock	80	66
Treasury stock	(103)	(73)
Additional paid-in capital	273,995	264,554
Accumulated deficit	(254,001)	(249,876)
Other accumulated comprehensive loss	(438)	(179)

Total stockholders’ equity	19,533	14,492

Total liabilities and stockholders’ equity	$36,396	$29,344